Exhibit 21.1

LIST OF SUBSIDIARIES(1)

Name of Subsidiary	Jurisdiction
Shutterstock Images C.V.	The Netherlands
Shutterstock Netherlands B.V.	The Netherlands
Shutterstock GmbH	Germany
Shutterstock (UK) Ltd.	United Kingdom
Shutterstock International Services EMEA Ltd.	United Kingdom
Rex Features (Holdings) Ltd.	United Kingdom
Rex Features Ltd.	United Kingdom
Shutterstock (France) SAS	France
Shutterstock Hong Kong Ltd.	Hong Kong
Shutterstock Ireland Ltd	Ireland
Shutterstock Italy Srl	Italy
Shutterstock Japan GK	Japan
Shutterstock Brazil Servicos de Imagem Ltda.	Brazil
Shutterstock Canada ULC	Canada
Shutterstock Australia Pty. Ltd.	Australia
Shutterstock Korea Ltd	Korea
Shutterstock Singapore Pte. Ltd.	Singapore
Shutterstock International Services APAC PTE Ltd	Singapore
Shutterstock Romania Srl	Romania
Shutterstock Studios, LLC	New York, US
Shutterstock.AI, Inc.	Delaware, US
Shutterstock.AI International Ltd.	United Kingdom
Pattern89, Inc.	Indiana, US
TurboSquid, Inc.	Louisiana, US
General Purpose LLC	New York, US
Shutterstock Studios (UK) Ltd.	United Kingdom
Pond5, Inc.	Delaware, US
Hyperstock LLC	Delaware, US
Pond5 Media Ireland, Ltd.	Ireland
Pond5 Publishing, Ltd.	Ireland
Pond5 s.r.o.	Czech Republic
SCP 2020 Ltd.	United Kingdom
Splash News Europe Ltd.	United Kingdom
SN America Inc.	Delaware, US
SSCP One Ltd.	United Kingdom
SSCP Two Ltd.	United Kingdom
Giphy, Inc.	Delaware, US
Shutterstock AUS Company Pty. Ltd.	Australia
Shutterstock Aus Emu Pty. Ltd.	Australia
Envato Elements Pty. Ltd.	Australia
Envato Israel Ltd.	Israel
Envato New Zealand Ltd.	New Zealand
Envato Placeit Ltd.	Australia

Envato Pty. Ltd.	Australia
Envato Sites Pty. Ltd.	Australia
Envato Twenty20 Pty. Ltd.	Australia
Envato USA, Inc.	Utah, US
Envato Ventures 2 Pty. Ltd.	Australia
Snowcap Labs Pty. Ltd.	Australia
Sonley Bell Mexico SA de CV	Mexico

(1)    Certain other subsidiaries of Shutterstock, Inc. have been omitted because, in the aggregate, they would not constitute a significant subsidiary.